Exhibit 99

CACI Reports Results for its Fiscal 2013 Second Quarter and Revises Fiscal Year 2013 Guidance

Diluted EPS increased 24.5 percent over FY12 adjusted diluted EPS

Net income increased 7.4 percent over FY12 adjusted net income

Contract funding orders increased 3.4 percent for the quarter

ARLINGTON, Va.--(BUSINESS WIRE)--January 30, 2013--CACI International Inc (NYSE: CACI), a leading information solutions and services provider to the federal government, announced results today for its second fiscal quarter ended December 31, 2012:

  Revenue of $931.6 million
  Operating income of $69.6 million
  Net income attributable to CACI of $39.7 million
  Diluted earnings per share of $1.69

CEO Commentary and Outlook

Dan Allen, CACI’s President and CEO, said, “CACI’s second quarter results demonstrate continued progress in executing our market-driven strategy. During the quarter, we delivered solid net income, secured a record level of second quarter funding, maintained a strong backlog position, and expanded our new business pipeline of opportunities. We experienced growth in four of our addressable markets. We also completed two acquisitions this quarter that expand our presence in the Healthcare market. Emergint Technologies and IDL Solutions bring new customers and increase our capabilities in the federal civilian healthcare and health insurance areas with more cost-effective business processes, enhanced customer service, and improved patient care.

“We began our Fiscal Year 2013 (FY13) with a planning assumption that the government would be operating under a continuing resolution (CR) for our entire fiscal year. In the back half of our second quarter, we began to see our customers take a more cautious approach to spending as well as awarding contracts, driven by the uncertainties around sequestration. As we look to the second half of our fiscal year, we expect our customers’ behavior to continue with fewer contract awards than planned. Given these conditions, we are revising our guidance for the remainder of this fiscal year.

“We remain confident in our strategy to focus on the government’s high priority missions. We continue to see new business opportunities and our pipeline remains strong. Our strategic mergers and acquisitions program is focusing on markets in which we see the potential for growth. We are confident that our ability to execute on a disciplined, balanced strategy will enable us to identify competitive positions in our large addressable market that will deliver long-term value to our shareholders.”

Second Quarter Comparisons

When analyzing our performance, we believe better insight and a more meaningful comparison of our FY13 results with those of Fiscal Year 2012 (FY12) can be made by adjusting for three material one-time items that positively impacted our results last year. The one-time item that impacted our second quarter FY12 results, which we discussed when we released both our second quarter FY12 results and our FY13 annual guidance, is greater-than-expected profitability on a large fixed-price contract that generated $4.1 million in additional net income in the second quarter of FY12 and $7.1 million during the full year of FY12.

Results for the second quarter of FY13 compared with results for the second quarter of FY12, excluding the item described above, are shown below:

(in millions except per share data)	Q2, FY13	Q2, FY12 As Adjusted (see page 13)	% Change
Revenue	$931.6	$973.2	-4.3%
Operating income	$69.6	$67.9	2.5%
Net income attributable to CACI	$39.7	$36.9	7.4%
Diluted earnings per share	$1.69	$1.35	24.5%

Revenue decreased 4.3 percent from revenue for the second quarter of FY12 due to anticipated lower other direct costs pass-throughs in C4ISR and Intelligence as a result of the draw down in Afghanistan. We experienced growth in four of our markets, with strong growth in Integrated Security Solutions and Investigation and Litigation Support. Operating income increased primarily as a result of a 5.1 percent growth in direct labor and cost control. Net income attributable to CACI in the second quarter of FY13 was $39.7 million, or $1.69 diluted earnings per share, an increase of 7.4 percent over adjusted net income attributable to CACI of $36.9 million, or $1.35 adjusted diluted earnings per share, for the same period in FY12. The larger increase in diluted earnings per share was due to share repurchase activity in FY12. Net cash provided by operations in the quarter was $23.8 million. (See Reconciliation of Revenue, Operating Income, Net Income, and Diluted Earnings Per Share to Adjusted Amounts on page 13.)

For a comparison of our FY13 results to FY12 results reported in accordance with generally accepted accounting principles (GAAP), see the income statement on page 7 of this release.

Additional Financial Metrics

	Q2, FY13	Q2, FY12 As Adjusted	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$83.5	$82.7	1.0%
Diluted adjusted earnings per share, a non-GAAP measure	$2.22	$1.85	20.1%
Days sales outstanding	59	61

Second Quarter Awards and Contract Funding Orders

During the second quarter, which is a seasonal period of lower levels of contracting activity, we experienced the effects of our clients operating under a continuing resolution (CR) and the threat of sequestration. As a result, contract awards for the quarter were $512 million. Awards were received in all ten of our markets, led by Business Systems, C4ISR, Enterprise IT, Integrated Security Solutions, and Intelligence. FY13 year-to-date awards totaled $2.3 billion, led by Business Systems, C4ISR, Intelligence, Investigation and Litigation Support, and Logistics and Material Readiness.

Contract funding orders in the second quarter were $625 million, and $2.0 billion year-to-date. Our total backlog at December 31, 2012 was $7.6 billion. Funded backlog at December 31, 2012 was $2.1 billion.

During the quarter we continued to expand our inventory of indefinite delivery, indefinite quantity (IDIQ) contract vehicles by being awarded prime positions on new multiple and single award contracts, bringing our combined total to over 160 of these vehicles. IDIQ contract vehicles support our growth plans across our ten markets and provide us the flexibility to deliver on our customers’ mission-critical requirements. Awards during the quarter included:

  A $10 billion, five-year multiple-award to develop, field, and sustain turnkey telecommunications solutions on the U.S. Army Global Tactical Advanced Communications System contract. This is new work for both the Department of Defense (DoD) and civilian agencies that expands our strong presence in the C4ISR market.
  A $5.6 billion, five-year multiple-award contract supporting the Defense Intelligence Agency’s Solutions for Intelligence Analysis (SIA) II program. This is follow-on work to the original SIA program awarded to us in 2008. This work further expands our business in the Intelligence market in the critical area of analysis.
  Within our C4ISR market, an $899 million, five-year multiple-award to support the U.S. Navy’s SPAWAR Battlespace Awareness program. This new work further expands our presence in the C4ISR market.

Other Second Quarter Highlights

  We completed the acquisition of Emergint Technologies, Inc., a premier provider of emerging technology solutions, including health data integration and analysis and data and records management, that are focused on the data driven needs of national health organizations. Emergint brings to CACI relationships with key health-focused agencies, including the Centers for Disease Control and Prevention, the National Institutes of Health, and the U.S. Food and Drug Administration. This acquisition builds upon our healthcare IT capabilities and expands our presence in the growing healthcare market.
  We also completed the acquisition of IDL Solutions, Inc., a leading provider of information solutions, applications, data analytics and mission-critical systems support to healthcare clients and other civilian agencies. The company brings us relationships with the Centers for Medicare and Medicaid Services and the Food and Drug Administration. IDL complements our acquisition of Emergint Technologies and further expands our presence in support of affordable healthcare and the federal health insurance area.

Second Quarter Recognition

  CACI’s recruiting organization earned significant recognition for our industry-leading programs recruiting, hiring, and developing career opportunities for military veterans:

    We won Best Industry Veteran Hiring Program from the Coalition for Government Procurement, a national trade association whose members account for 70 percent of commercial services and products sold through GSA schedules.
    We were selected for the Top 100 Companies Recruiting Veterans list by U.S. Veterans magazine, a print and online publication focusing on minority, disabled, and transitioning veterans.
  CACI was listed as the 18th largest public company in revenue in the Washington Post’s Top 200 local companies, advancing from 20th last year.

Six Months Results

The following are our results for the first six months of our FY13:

  Revenue of $1.86 billion
  Operating income of $134.3 million
  Net income attributable to CACI of $75.4 million
  Diluted earnings per share of $3.17

Six Months Comparison

As mentioned on page 1 of this release, we believe better insight and a more meaningful comparison of our FY13 results with those of FY12 can be made by adjusting for three material one-time items that positively impacted our results last year. These items, which we discussed when we released both our six months FY12 results and our FY13 annual guidance, are:

  A large commercial product sale that generated $12.0 million of revenue and $6.1 million of net income in the first quarter of FY12
  Greater-than-expected profitability on a large fixed-price contract that generated $4.7 million in additional net income in the first six months of FY12 and $7.1 million during the full year of FY12
  A $0.4 million increase in net income in the first quarter of FY12 associated with a reduction in the fair value of contingent consideration related to a prior year acquisition

Results for the first six months of FY13 compared with results for the first six months of FY12, excluding the items described above, are shown below:

(in millions except per share data)	Six Months, FY13	Six Months, FY12 As Adjusted (see page 13)	% Change
Revenue	$1,862.9	$1,885.6	-1.2%
Operating income	$134.3	$132.0	1.8%
Net income attributable to CACI	$75.4	$72.0	4.6%
Diluted earnings per share	$3.17	$2.52	25.8%

Revenue decreased 1.2 percent from adjusted revenue for the first half of FY12 due to anticipated lower other direct costs pass-throughs in C4ISR and Intelligence as a result of the draw down in Afghanistan. We experienced growth in five of our markets, with strong growth in Business Systems, Healthcare, and Investigation and Litigation Support. Operating income increased primarily as a result of a 5.8 percent growth in direct labor. Net income attributable to CACI in the first six months of FY13 was $75.4 million, or $3.17 diluted earnings per share, an increase of 4.6 percent over adjusted net income attributable to CACI of $72.0 million, or $2.52 adjusted diluted earnings per share, for the same period in FY12. The larger increase in diluted earnings per share was due to two share repurchase programs largely executed in FY12. Net cash provided by operations in the first half of FY13 was $91.5 million, an increase of 7.3 percent over the year earlier period and a record for the first half. (See Reconciliation of Revenue, Operating Income, Net Income, and Diluted Earnings Per Share to Adjusted Amounts on page 13.)

For a comparison of our FY13 results to FY12 results reported in accordance with GAAP, see the income statement on page 7 of this release.

Additional Financial Metrics

	Six Months, FY13	Six Months, FY12 As Adjusted	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$161.6	$160.6	0.7%
Diluted adjusted earnings per share, a non-GAAP measure	$4.19	$3.43	22.3%

CACI Revises Its FY13 Guidance

We are revising the FY13 guidance we issued on October 31, 2012. Our previous guidance assumed that we would be operating in a CR environment throughout our fiscal year. During our second quarter, we saw greater than expected declines in contracting activity and spending levels significantly below those of a typical CR environment. As we look to the second half of our FY13, we expect this pattern of behavior to continue. The table below summarizes our FY13 guidance ranges:

(In millions except for tax rate and earnings per share)	FY 2013 Guidance
Revenue	$3,700 - $3,900
Net income attributable to CACI	$157 - $163
Diluted earnings per share	$6.54 - $6.79

We are now assuming a lower effective tax rate of 38 percent as a result of non-taxable gains in our deferred compensation plan and certain tax credits. We are also reducing the number of diluted weighted average shares to 24.0 million for FY13, mainly due to equity award exercises and forfeitures. This information represents our views as of January 30, 2013.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, January 31, 2013 during which members of our senior management team will be making a brief presentation focusing on second quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 78657433. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, January 31, 2013 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian clients. A member of the Fortune 1000 Largest Companies and the Russell 2000 Index, CACI provides dynamic careers for approximately 15,500 employees working in over 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and globally (including the impact of uncertainty regarding U.S. debt limits and actions taken related thereto); terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, changes in budgetary priorities or in the event of a priority need for funds, such as homeland security or the war on terrorism; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Revenue	$931,627	$973,243	-4.3%	$1,862,863	$1,897,638	-1.8%
Costs of revenue
Direct costs	639,649	679,398	-5.9%	1,285,286	1,314,329	-2.2%
Indirect costs and selling expenses	209,068	204,541	2.2%	416,691	404,823	2.9%
Depreciation and amortization	13,328	14,598	-8.7%	26,567	28,126	-5.5%
Total costs of revenue	862,045	898,537	-4.1%	1,728,544	1,747,278	-1.1%
Operating income	69,582	74,706	-6.9%	134,319	150,360	-10.7%
Interest expense and other, net	6,231	6,538	-4.7%	13,013	12,138	7.2%
Income before income taxes	63,351	68,168	-7.1%	121,306	138,222	-12.2%
Income taxes	23,371	26,888	-13.1%	45,336	54,829	-17.3%
Net income including portion attributable
to noncontrolling interest in earnings
of joint venture	39,980	41,280	-3.1%	75,970	83,393	-8.9%
Noncontrolling interest in earnings
of joint venture	(304)	(219)		(586)	(192)
Net income attributable to CACI	$39,676	$41,061	-3.4%	$75,384	$83,201	-9.4%

Basic earnings per share	$1.74	$1.55	11.8%	$3.29	$3.01	9.3%
Diluted earnings per share	$1.69	$1.51	12.0%	$3.17	$2.91	8.9%

Weighted average shares used in per share computations:
Basic	22,852	26,450		22,942	27,683
Diluted	23,537	27,270		23,758	28,556

Statement of Operations Data (Unaudited)
	Quarter Ended			Six Months Ended
	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Operating income margin	7.5%	7.7%		7.2%	7.9%
Tax rate	37.1%	39.6%		37.6%	39.7%
Net income margin	4.3%	4.2%		4.0%	4.4%

Adjusted EBITDA*	$83,499	$82,682	1.0%	$161,619	$160,570	0.7%
Adjusted EBITDA Margin	9.0%	8.5%		8.7%	8.5%

Adjusted net income*	$52,145	$50,319	3.6%	$99,558	$97,862	1.7%
Diluted adjusted earnings per share	$2.22	$1.85	20.1%	$4.19	$3.43	22.3%

*See Reconciliation of Net Income to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted
Net Income on page 12.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	12/31/2012	6/30/2012
ASSETS:
Current assets
Cash and cash equivalents	$37,509	$15,740
Accounts receivable, net	609,969	628,842
Prepaid expenses and other current assets	51,857	41,210
Total current assets	699,335	685,792

Goodwill and intangible assets, net	1,601,337	1,521,769
Property and equipment, net	70,393	67,449
Other long-term assets	128,501	113,212
Total assets	$2,499,566	$2,388,222

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$7,500	$7,500
Accounts payable	132,210	149,549
Accrued compensation and benefits	161,669	180,871
Other accrued expenses and current liabilities	134,947	147,009
Total current liabilities	436,326	484,929

Long-term debt, net of current portion	695,237	527,307
Other long-term liabilities	239,592	211,541
Total liabilities	1,371,155	1,223,777

Shareholders' equity	1,128,411	1,164,445
Total liabilities and shareholders' equity	$2,499,566	$2,388,222

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Six Months Ended
	12/31/2012	12/31/2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including portion attributable to noncontrolling interest in earnings of joint venture	$75,970	$83,393
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	26,567	28,126
Non-cash interest expense	6,325	5,910
Amortization of deferred financing costs	1,012	1,248
Stock-based compensation expense	5,901	7,243
Provision for deferred income taxes	9,866	14,162
Distribution of earnings from unconsolidated joint venture	3,545	-
Equity in earnings of unconsolidated joint venture	(1,319)	(661)
Changes in operating assets and liabilities, net of effect of business acquisitions
Accounts receivable, net	39,114	(69,232)
Prepaid expenses and other assets	(14,749)	(1,385)
Accounts payable and accrued expenses	(26,794)	47,861
Accrued compensation and benefits	(32,219)	(24,263)
Income taxes receivable and payable	(13,940)	(10,091)
Supplemental retirement savings plan obligations and other long term liabilities	12,267	3,030
Net cash provided by operating activities	91,546	85,341

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,032)	(7,138)
Purchases of businesses, net of cash acquired	(100,062)	(171,811)
Investment in unconsolidated joint venture	(1,421)	-
Other	(1,012)	(765)
Net cash used in investing activities	(112,527)	(179,714)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facilities	160,638	180,001
Payment of contingent consideration	-	(20,255)
Proceeds from employee stock purchase plans	2,495	2,205
Proceeds from exercise of stock options	4,742	2,700
Repurchases of common stock	(125,411)	(209,680)
Other	(120)	(695)
Net cash provided by (used in) financing activities	42,344	(45,724)
Effect of exchange rate changes on cash and cash equivalents	406	(675)
Net increase (decrease) in cash and cash equivalents	21,769	(140,772)
Cash and cash equivalents, beginning of period	15,740	164,817
Cash and cash equivalents, end of period	$37,509	$24,045

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2012		12/31/2011		$ Change	% Change
Department of Defense	$703,479	75.5%	$768,667	79.0%	$(65,188)	-8.5%
Federal Civilian Agencies	175,773	18.9%	159,132	16.3%	16,641	10.5%
Commercial	48,398	5.2%	41,723	4.3%	6,675	16.0%
State and Local Governments	3,977	0.4%	3,721	0.4%	256	6.9%
Total	$931,627	100.0%	$973,243	100.0%	$(41,616)	-4.3%

	Six Months Ended
(dollars in thousands)	12/31/2012		12/31/2011		$ Change	% Change
Department of Defense	$1,408,540	75.6%	$1,501,934	79.2%	$(93,394)	-6.2%
Federal Civilian Agencies	350,427	18.8%	293,141	15.4%	57,286	19.5%
Commercial	96,599	5.2%	94,705	5.0%	1,894	2.0%
State and Local Governments	7,297	0.4%	7,858	0.4%	(561)	-7.1%
Total	$1,862,863	100.0%	$1,897,638	100.0%	$(34,775)	-1.8%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2012		12/31/2011		$ Change	% Change
Cost reimbursable	$454,564	48.8%	$433,341	44.5%	$21,223	4.9%
Fixed price	259,505	27.9%	256,011	26.3%	3,494	1.4%
Time and materials	217,558	23.3%	283,891	29.2%	(66,333)	-23.4%
Total	$931,627	100.0%	$973,243	100.0%	$(41,616)	-4.3%

	Six Months Ended
(dollars in thousands)	12/31/2012		12/31/2011		$ Change	% Change
Cost reimbursable	$891,371	47.8%	$807,954	42.6%	$83,417	10.3%
Fixed price	523,442	28.1%	513,190	27.0%	10,252	2.0%
Time and materials	448,050	24.1%	576,494	30.4%	(128,444)	-22.3%
Total	$1,862,863	100.0%	$1,897,638	100.0%	$(34,775)	-1.8%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2012		12/31/2011		$ Change	% Change
Prime	$815,668	87.6%	$865,332	88.9%	$(49,664)	-5.7%
Subcontractor	115,959	12.4%	107,911	11.1%	8,048	7.5%
Total	$931,627	100.0%	$973,243	100.0%	$(41,616)	-4.3%

	Six Months Ended
(dollars in thousands)	12/31/2012		12/31/2011		$ Change	% Change
Prime	$1,639,399	88.0%	$1,676,565	88.4%	$(37,166)	-2.2%
Subcontractor	223,464	12.0%	221,073	11.6%	2,391	1.1%
Total	$1,862,863	100.0%	$1,897,638	100.0%	$(34,775)	-1.8%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2012	12/31/2011	$ Change	% Change
Contract Funding Orders	$625,481	$604,671	$20,810	3.4%
	Six Months Ended
(dollars in thousands)	12/31/2012	12/31/2011	$ Change	% Change
Contract Funding Orders	$2,038,727	$2,208,600	$(169,873)	-7.7%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2012		12/31/2011		$ Change	% Change
Direct labor	$249,012	38.9%	$236,851	34.9%	$12,161	5.1%
Other direct costs	390,637	61.1%	442,547	65.1%	(51,910)	-11.7%
Total direct costs	$639,649	100.0%	$679,398	100.0%	$(39,749)	-5.9%

	Six Months Ended
(dollars in thousands)	12/31/2012		12/31/2011		$ Change	% Change
Direct labor	$501,054	39.0%	$473,616	36.0%	$27,438	5.8%
Other direct costs	784,232	61.0%	840,713	64.0%	(56,481)	-6.7%
Total direct costs	$1,285,286	100.0%	$1,314,329	100.0%	$(29,043)	-2.2%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

We are presenting organic revenue growth, on both an as reported and as adjusted basis, to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Revenue, as reported	$931,627	$973,243	-4.3%	$3,739,699	$3,774,169	-0.9%
Less:
Acquired revenue	25,062			120,691
Organic revenue	$906,565	$973,243	-6.9%	$3,619,008	$3,774,169	-4.1%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011*	% Change
Revenue, as adjusted*	$931,627	$973,243	-4.3%	$3,739,699	$3,762,134	-0.6%
Less:
Acquired revenue	25,062			120,691
Organic revenue	$906,565	$973,243	-6.9%	$3,619,008	$3,762,134	-3.8%

* Revenue for the quarter ended September 30, 2011 is adjusted. See Reconciliation of Revenue, Operating Income, Net Income and Diluted Earnings Per Share to Adjusted Amounts on page 13.

Selected Financial Data (Continued)
Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. We are presenting FY12 EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share on an adjusted basis, to remove the impact of three material items that positively impacted our FY12 results as we believe these adjusted measures provide a better comparison to our ongoing, recurring operations. Adjusted EBITDA is defined by us as GAAP net income plus net interest expense, income taxes, and depreciation and amortization, and less the three material items described earlier in this release. Adjusted EBITDA margin is adjusted EBITDA divided by adjusted revenue. Adjusted Net Income is defined by us as GAAP net income plus stock-based compensation expense, depreciation and amortization, and amortization of financing costs, and less the three material items described earlier in this release; net of related tax effects computed using an assumed marginal tax rate of 39.3 percent. Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported. Adjusted EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Net income attributable to CACI, as reported	$39,676	$41,061	-3.4%	$75,384	$83,201	-9.4%
Plus:
Income taxes	23,371	26,888	-13.1%	45,336	54,829	-17.3%
Interest income and expense, net	7,124	6,935	2.7%	14,332	12,799	12.0%
Depreciation and amortization	13,328	14,598	-8.7%	26,567	28,126	-5.5%
Less:
Product sale adjustment	-	-		-	(10,093)
Fixed price contract adjustment	-	(6,800)		-	(7,700)
Earn-out adjustment	-	-		-	(592)
Adjusted EBITDA	$83,499	$82,682	1.0%	$161,619	$160,570	0.7%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Revenue, as adjusted	$931,627	$973,243	-4.3%	$1,862,863	$1,885,603	-1.2%
Adjusted EBITDA	$83,499	$82,682	1.0%	$161,619	$160,570	0.7%
Adjusted EBITDA margin	9.0%	8.5%		8.7%	8.5%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Net income attributable to CACI, as reported	$39,676	$41,061	-3.4%	$75,384	$83,201	-9.4%
Plus:
Stock-based compensation	3,501	4,031	-13.1%	5,901	7,243	-18.5%
Depreciation and amortization	13,328	14,598	-8.7%	26,567	28,126	-5.5%
Amortization of financing costs	518	439	18.0%	1,012	1,248	-18.9%
Non-cash interest expense	3,185	2,976	7.0%	6,325	5,910	7.0%
Less:
Product sale adjustment	-	-		-	(10,093)
Fixed price contract adjustment	-	(6,800)		-	(7,700)
Earn-out adjustment	-	-		-	(592)
Related tax effect	(8,063)	(5,986)	34.7%	(15,631)	(9,481)	64.9%
Adjusted net income	$52,145	$50,319	3.6%	$99,558	$97,862	1.7%

	Quarter Ended			Six Months Ended
(shares in thousands)	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Diluted weighted average shares, as reported	23,537	27,270		23,758	28,556
Diluted earnings per share, as reported	$1.69	$1.51	12.0%	$3.17	$2.91	8.9%
Diluted adjusted earnings per share	$2.22	$1.85	20.1%	$4.19	$3.43	22.3%

Selected Financial Data (continued)

Reconciliation of Revenue, Operating Income, Net Income and Diluted Earnings Per Share
to Adjusted Amounts
(Unaudited)

As described earlier in this release, the Company is presenting adjusted Revenue, Operating Income, Net Income and Diluted Earnings per Share to present results excluding the impact of three material items recorded during the fiscal year ended June 30, 2012. During the second quarter of FY12, only the fixed price contract adjustment impacted the income statement, as follows: $6.8 million reduction of direct costs. These items were recorded in the income statement for the first six months of FY12, as follows: product sale -- $12.0 million of revenue and $1.9 million of indirect costs and selling expenses; fixed price contract adjustment-- $7.7 million reduction of direct costs; and earn-out adjustment -- $0.6 million reduction in indirect costs and selling expenses. The Company believes that presenting the key measures of Revenue, Operating Income, Net Income, and Diluted Earnings per Share without the impact of these material items recorded in FY12 provides readers a better comparison to our ongoing, recurring operations. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Revenue, as reported	$931,627	$973,243	-4.3%	$1,862,863	$1,897,638	-1.8%
Less:
Product sale adjustment	-	-		-	(12,035)
Revenue, as adjusted	$931,627	$973,243	-4.3%	$1,862,863	$1,885,603	-1.2%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Operating income, as reported	$69,582	$74,706	-6.9%	$134,319	$150,360	-10.7%
Less:
Product sale adjustment	-	-		-	(10,093)
Fixed price contract adjustment	-	(6,800)		-	(7,700)
Earn-out adjustment	-	-		-	(592)
Operating income, as adjusted	$69,582	$67,906	2.5%	$134,319	$131,975	1.8%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Net income attributable to CACI, as reported	$39,676	$41,061	-3.4%	$75,384	$83,201	-9.4%
Less:
Product sale adjustment	-	-		-	(10,093)
Fixed price contract adjustment	-	(6,800)		-	(7,700)
Earn-out adjustment	-	-		-	(592)
Plus: Related tax effect*	-	2,672		-	7,225
Net income, as adjusted	$39,676	$36,933	7.4%	$75,384	$72,041	4.6%

	Quarter Ended			Six Months Ended
(shares in thousands)	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Diluted weighted average shares, as reported	23,537	27,270		23,758	28,556
Diluted earnings per share, as reported	$1.69	$1.51	12.0%	$3.17	$2.91	8.9%
Diluted earnings per share, as adjusted	$1.69	$1.35	24.5%	$3.17	$2.52	25.8%

* Computed using an assumed marginal tax rate of 39.3 percent for the period ended 12/31/2011.

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President,
Corporate Communications
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President,
Investor Relations
866-606-3471
ddragics@caci.com